Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Form S-8 File No. 333-80399) of the Group 1 Automotive, Inc. 401(k) Savings Plan of our report dated June 27, 2007, with respect to the statement of net assets available for plan benefits of the Group 1 Automotive, Inc. 401(k) Savings Plan as of December 31, 2006, which report appears in the December 31, 2007 annual report on Form 11-K of the Group 1 Automotive, Inc. 401(k) Savings Plan.

/s/ Weinstein Spira & Company, P.C.
Weinstein Spira & Company, P.C.
Houston, Texas June 27, 2008